UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Eddie Bauer Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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On September 5, 2008, Eddie Bauer Holdings, Inc. issued the following press release:
EDDIE BAUER ANNOUNCES CONSENT SOLICITATION FOR ITS 5.25% CONVERTIBLE
SENIOR NOTES DUE 2014
SEATTLE, WA, September 5, 2008 — Eddie Bauer Holdings, Inc. (the “Company”) (NASDAQ: EBHI) announced today that it is soliciting consent (the “Consent”) from the holders (the “Holders”) of its 5.25% Convertible Senior Notes due 2014 (the “Notes”) to an extension from January 4, 2009 to no later than January 1, 2012 of the current limitation contained in its Certificate of Incorporation on direct or indirect ownership of its common stock or other equity securities more particularly described below (the “Ownership Limitation”). An extension would involve an amendment (the “Amendment”) to the indenture (the “Indenture”) for the Notes, which would require the written consent of the Holders of a majority in principal amount of the outstanding Notes, and an amendment (the “Charter Modification”) to the Company’s Certificate of Incorporation, which would require the approval of a majority of its outstanding common stock. Holders of the Notes are referred to the detailed terms and conditions of the consent solicitation in the Consent Solicitation Statement dated September 5, 2008, and the accompanying Letter of Consent, which are being sent to the Holders.
The purpose of the Consent is to amend the Indenture to allow the Company to extend the 4.75% limitation on ownership or accumulation of its securities contained in the Company’s Certificate of Incorporation to no later than January 1, 2012, while providing an exception from such limitation for conversion of the Notes into common stock. The Ownership Limitation imposes restrictions on the direct or indirect ownership of the Company’s common stock or other equity securities such that (i) no Person (defined as an individual, various forms of corporations or partnerships, estates, trusts or associations) may acquire or accumulate 4.75% or more of such equity securities and (ii) no Person owning directly or indirectly 4.75% or more of the Company’s equity securities may acquire additional equity securities without meeting certain notice and prior approval requirements as set forth in the Company’s Certificate of Incorporation. Any transfers of equity securities in violation of the Ownership Limitation are null and void, unless the transferor or transferee, upon providing at least 15 days prior written notice of the transfer, obtains written consent for the proposed transfer from a majority of the Company’s board of directors. If the Company determines that a transfer in violation of the Ownership Limitation has occurred, upon written notice to the transferee, the transferee is required to transfer the shares of equity securities obtained in violation of the Ownership Limitation to an agent designated by the board of directors for sale.
The Ownership Limitation was established to provide the Company’s board of directors with the ability to prevent the occurrence of an ownership change under Section 382 of the Internal Revenue Code, as amended. Under Section 382, an ownership change occurs if there is a greater than 50% change in equity ownership of a company over a three-year period determined by reference to the ownership of persons holding 5% or more of that company’s equity securities. If a company undergoes an ownership change as defined by Section 382, the company’s ability to use its pre-change net operating loss carryforwards (“NOLs”) and other pre-change tax attributes to offset its post-change income may be limited. The Company’s Certificate of Incorporation sets the Ownership Limitation below 5% to prevent persons from becoming 5% shareholders whose equity positions would be aggregated in determining whether an ownership change has occurred under Section 382.
The Company believes that the limitations currently imposed by Section 382 generally should not preclude use of its federal NOLs, assuming the Company has sufficient taxable income in future carryforward periods to utilize those NOLs. If the Company were to experience a future ownership change, however, its ability to use any federal NOLs existing at that time could be materially limited, especially if the trading price of its common stock remains at or near current levels.
The Company estimates that under Section 382 it currently can use up to approximately $86 million of pre-bankruptcy federal NOLs per year in fiscal 2008 and 2009, approximately $61 million in fiscal 2010 and approximately $36 million in fiscal 2011 and future fiscal years, until the NOLs’ expiration in fiscal 2021 or they are fully utilized. The Company also estimates that if a future ownership change were to occur, based upon the trading price of its common stock on June 28, 2008, Section 382 would limit its ability to use pre-

bankruptcy federal NOLs to approximately $9 million per year for the first five years following the ownership change and $6 million per year thereafter through expiration in fiscal 2021. In that circumstance, the Company believes a significant portion of its federal NOLs would expire unused.
As of June 28, 2008 the Company estimates that it had approximately $370 million of pre-bankruptcy federal NOLs ($129 million tax affected, or $4.22 per share) available to offset against future income for federal tax purposes.
While the amount of the Company’s pre-change federal NOLs that it can utilize in the future will depend on a number of factors at the time any future ownership change were to occur and therefor cannot be determined at this time, the Company believes that occurrence of a future ownership change prior to the utilization of a material portion of its federal NOLs could have a material adverse effect on the Company and that providing its board of directors with the ability to assure the availability of current federal NOLs to offset against future income through January 1, 2012 would be of great value to the Company. It is for this reason that the Company is soliciting the consent of the Holders of the Notes to extend the date by which the Ownership Limitation expires to no later than January 1, 2012. If this consent solicitation is successful, the Company intends to seek approval from its stockholders for the Charter Modification, which would include a proviso that the Ownership Limitation would not apply to acquisitions of common stock upon conversion of the Notes. The Company selected a three year extension in the Ownership Limitation because the amount of NOL carryovers available to it during those three years is significant, because the Company is in a turnaround situation and will be unlikely to utilize significant NOLs in a shorter period and because it did not believe the cost and effort of obtaining the approval of both Holders and the Company’s stockholders would be warranted for a shorter period.
The Company considered alternatives to extending the expiration date of the Ownership Limitation, including the adoption of a so-called stockholder rights plan or “poison pill” intended to discourage any person from becoming a 5% shareholder under Section 382, but determined to seek extension of the expiration date for the Ownership Limitation contained in its Certificate of Incorporation because of the greater level of certainty in the Company’s ability to prevent persons from becoming 5% shareholders and thereby preclude occurrence of a future ownership change. If the Company is unsuccessful in obtaining the necessary consents from the Holders of the Notes on the terms contained in the Consent Solicitation Statement, the Company will reconsider whether to adopt a stockholder rights plan to preclude occurrence of an ownership change under Section 382.
Even if the Company is successful in obtaining the Consent of the Holders of the Notes to the Amendment and of its stockholders to the Charter Modification, there can be no assurance that the Company will be able to use its existing federal NOLs, whether as a result of the failure to have future income against which to offset them, its decision to pursue a transaction that would result in the loss or limitation of its NOLs or otherwise.
If the Amendment becomes effective and other conditions set forth in the Consent Solicitation Statement dated September 5, 2008, and the accompanying Letter of Consent, are satisfied or waived, then the Company will pay to each Holder of record of the Notes as of 5:00 p.m. (Eastern Time) on September 5, 2008, who has delivered a Consent in respect of such Notes, a Consent fee equal to $2.50 for each $1,000 principal amount of the Notes.
If the Amendment is approved, it will bind all Holders of the Notes, including those who did not give their Consent.
The Company has retained MacKenzie Partners, Inc. to serve as Information and Tabulation Agent for the consent solicitation. Requests by Holders of the Notes for documents or questions about the consent solicitation should be directed to MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500.

Forward Looking Statements
This release contains forward-looking statements. In some cases, these statements can be identified by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary” and similar expressions. Such forward looking statements include statements about whether the Company will seek the approval of its stockholders to the Charter Modification, whether the Company will reconsider adopting a stockholder rights plan, and the amount, availability and the Company’s ability to utilize federal NOLs in certain circumstances. Forward-looking statements contained in this release are based on estimates and assumptions, which estimates and assumptions may prove to be inaccurate, involve risks and uncertainties and are not guarantees of future events. The Company can provide no assurance that such statements will be realized. Actual results may differ from those contemplated by such forward-looking statements as a result of a number of factors, including unfavorable reaction of stockholders or the Holders of the Notes to the proposed extension of the Ownership Limitation; the Company’s inability to use its federal NOLs, whether as a result of lack of future income for tax purposes or otherwise; and the other risks identified in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including its Annual Report on Form 10-K for the period ended December 27, 2007, and its Quarterly Reports on Form 10-Q for the periods ended March 29, 2008, and June 28, 2008. The information contained in this report is as of September 5, 2008. The Company undertakes no obligation to update any forward-looking statements.
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This release is for informational purposes only and is not a solicitation relating to the Amendments or the Charter Modification. Upon approval of the Amendment to the Holders of the Notes, the Company intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with a special meeting of stockholders called to seek approval of the Charter Modification. Stockholders are urged to read the proxy statement carefully in its entirety when it is available because it will contain important information. Stockholders will be able to obtain free copies of the proxy statement and other relevant documents through the web site maintained by the SEC at http://www.sec.gov. Copies of the proxy statement and other documents filed with the SEC are available at the Company’s website at http://investors.eddiebauer.com/, and will also be available from the Company by writing or calling: Eddie Bauer Holdings, Inc., Attn: Investor Relations, 10401 NE 8th Street, Suite 500, Bellevue, Washington 98004, telephone number4 (25) 755-6544. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Charter Modification. Information regarding the Company and its directors and executive officers is contained in its Annual Report on Form 10-K for the period ended December 29, 2007 and in its definitive proxy statement for its 2008 Annual Meeting of Stockholders, each as filed with the SEC.